CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the American Pension Investors Trust and to the use of our report dated March 29, 2021 on the financial statements and financial highlights of Yorktown Growth Fund, Yorktown Capital Appreciation Fund (formerly, Yorktown Capital Income Fund), Yorktown Multi-Sector Bond Fund (formerly, Yorktown Multi-Asset Income Fund), Yorktown Short Term Bond Fund, Yorktown Master Allocation Fund, and Yorktown Small Cap Fund, each a series of shares of beneficial interest in American Pension Investors Trust. Such financial statements and financial highlights appear in the January 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

May 27, 2021